04-Aug-2020

Sterling Construction Co., Inc. (STRL)

Q2 2020 Earnings Call

CORPORATE PARTICIPANTS

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

OTHER PARTICIPANTS

Brent Thielman
Analyst, D. A. Davidson & Co.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.

Gerard Splane Edward Heffernan
Analyst, Walthausen & Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the Sterling Construction Company's Second Quarter 2020 Earnings Conference Call and Webcast. As a reminder, this conference is being recorded and all participants are in a listen-only more. There are accompanying slides on the Investor Relations section of the company's website.

Before turning the call over to Joe Cutillo, Sterling Construction's Chief Executive Officer, I will read the Safe Harbor statement. Some discussions made today may include forward-looking statements. Actual results could differ materially from the statements made today. Please refer to Sterling's most recent 10-K and 10-Q filings for a more complete description of risk factors that could affect these projections and assumptions. The company assumes no obligations to update forward-looking statements as a result of new information, future events or otherwise.

Please also note that management may reference EBITDA, adjusted EBITDA, adjusted net income, adjusted earnings per share on this call, which are all financial measures not recognized under US GAAP. As required by SEC rules and regulations, these non-GAAP financial measures are reconciled to their most comparable GAAP financial measures in our earnings release issued yesterday afternoon.

I'll now turn the call over to Mr. Joe Cutillo. Thank you. Sir, please go ahead.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

Thanks, Dana. Good morning, everyone, and thank you for joining Sterling's second quarter 2020 earnings call. Words cannot express how proud I am of what our team was able to accomplish in one of our most challenging times in our company's history. With our primary focus on the health and safety of our people, our customers, and their families during the quarter, it's hard to imagine we would be reporting another all-time record quarter and raising our full-year guidance.

This is truly a tribute to the culture of our people, the power of our strategy and the transformation of our company. Without the nimbleness, creativity and dedication of our employees and the diversity of our portfolio, we would have never been able to navigate the challenges put before us and deliver these results.

I'll be starting off on slide 3, in the slide deck put out on our website. During the quarter, our back office employees transitioned overnight from operating in person to operating virtually. Our field teams rapidly developed and deployed new procedures and protocols to safeguard their colleagues. A COVID-19 task force was assembled to share best practices, develop response plans and ensure new processes and procedures were rolled out consistently. These teams then had daily and weekly calls to identify and fill any potential gaps or provide additional resources as needed. During this time, Sterling truly became one, focused on the good of all.

In the quarter, all three sectors were deemed essential and performed at or above the expectations as the hard work of our people and the power of our strategy played out perfectly. Our Heavy Civil sector performed right on expectations, while our Residential and Specialty Service sector, which includes our recent acquisition of Plateau, both significantly exceeded our expectations for the quarter.

I'd like to take a minute to give a little color around each sector. Starting with our Heavy Civil sector, we now have far less than 40% of our total Sterling business coming from low-bid, heavy highway work and continue to see strong bid activity in aviation and alternative delivery projects. Early in the quarter, we had a few bids and awards that were delayed. But by the end of the quarter, all of our markets were back to normal and were running as planned. We saw some productivity impact related to new procedures and temporary job shutdowns, but were able to offset most of that impact with reduced fuel costs and higher throughput due to lower traffic conditions.

Our Specialty Service sector, which includes Plateau, came into the quarter with record wins, record backlog and rollover demand from a very wet weather in February and March. This coupled with near-flawless execution and great weather in the second quarter enabled them to double their operating profit versus the first quarter of 2020 and greatly exceeded our expectations. In the quarter, we did see a 45- to 60-day delay in new bids coming out. However, by the end of the quarter, activity had picked up significantly, enabled us to enter the third quarter with our second highest all-time backlog of over $160 million.

In our Residential sector, we anticipated a significant slowdown in the quarter as Texas implemented their stay-at-home orders. Based on our early analysis and the projections provided by our major builders, we anticipated Residential would slow down approximately 30% to 50% in the back half of the second quarter and remain at these levels for approximately 90 days before making a gradual recovery for the remainder of the year.

Fortunately, we were all wrong. The Texas market saw a 10% to 15% dip in May and ramped up quickly in June. In addition to the smaller dip and quicker recovery, we were helped by the heavy rains in March that pushed incremental business into April. Also in the quarter, we saw a significant increase in volume coming from our Houston market expansion. Versus Q2 2019, our Residential revenue was up approximately 22% and operating income was up 25%.

Now let's go to slide 4. Our continued focus on growing the bottom line, reducing risk and building a diverse platform for future growth has shown its value in both good times and in bad. Versus the second quarter 2019, our combined backlog grew 17%. Our revenue increased 51% to just over $400 million and our gross margin was up over 500 basis points to 14.9%. Our adjusted EBITDA increased 166% to $41.4 million, and we saw a net gain in cash generated of $56.5 million year-to-date.

With all these great accomplishments, our record high margins and backlog, and the rapid rebound in our Residential and Specialty Service markets, we are reinstating guidance and raising our full-year outlook. For 2020, our revised revenues will be between $1.415 billion and $1.430 billion and our net income will be between $41 million and $44 million with an EPS midpoint of $1.52.

With that, I'll turn it over to Ron to give you more details on the quarter and the full-year outlook. Ron?

Ronald A. Ballschmiede

Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

Thanks, Joe, and good morning, everyone. I am pleased to provide a summary of our 2020 second quarter financial results. With this being the third quarter of including of the Plateau acquisition in our consolidated results, most of the acquisition and new financing noise and related onetime costs are now behind us, thus providing a clearer picture of our financial performance. The progress we have been making on our multiyear strategy, including the transformational acquisition of Plateau, continues to be apparent in substantially all of our financial measures.

Today's conference call, together with our earnings release, Form 10-Q and the investor deck posted to our website, should provide insight into our strategic progress in delivering strong earnings and strong cash flows with improving liquidity. Not to be overlooked, this strong performance came during the most challenging period across the country in many decades.

Now let me take you through the financial highlights, starting with our backlog metrics on slide number 5. At June 30, 2020, our backlog totaled $1.134 billion, a 6% increase over the prior period. Approximately 62% of the backlog increase is related to growth from the Heavy Civil segment with the balance of 38% driven by Specialty Services, which includes Plateau and our commercial businesses.

The gross margin in our second quarter 2020 backlog was 12.9%, a record high, and up 140 basis points from the beginning of the year. Both the Heavy Civil and Specialty Services gross margin and backlog were higher at June 30, 2020, than at the beginning of the year. Unsigned low bids totaled $437 million at the end of June 2020. We finished the second quarter with an all-time high combined backlog of $1.571 billion, a 17% increase over the beginning of the year.

Our gross margin of our combined backlog increased to 11.7% at June 30, 2020, up 11% from the beginning of the year. Our book-to-burn factors for the combined Heavy Civil and Specialty Services segments were 111% and 137% for backlog and combined backlog, respectively. Note that the book-to-burn computations include only Heavy Civil and Specialty Services revenues. Residential, which accounted for 11% of our consolidated revenues, does not report backlog as it recognizes revenue as individual concrete slabs are completed.

Please look to slide 6 for a summary of our consolidated results. Note that this slide includes quarterly results for three periods, the sequential first and second quarters of 2020 and the comparable period of 2019. Given the magnitude of the Plateau acquisition and the related financing and changes in tax NOL accounting which occurred in late 2019, the first quarter of 2020 was included to highlight the "same stores" sequential quarter comparisons.

The first quarter for both the legacy Sterling businesses and Plateau tend to be our lowest revenue quarter, primarily driven by seasonality across our geographic footprint. Consequently, our second quarter of 2020 revenues increased by over 34%. Second quarter revenues totaled $400 million, an increase of $103 million over the first quarter of 2020. The increase reflects revenue growth for Heavy Civil, Specialty Services and Residential

of 42%, 30%, and 21%, respectively. On a comparative quarter basis, revenues increased $137 million, driven by the inclusion of $106 million from the October 3, 2019, acquisition of Plateau.

Second quarter gross profit and gross margin for all three segments improved over the first quarter of 2020, driven by improved absorption of fixed costs from higher revenues and an improved gross margin mix of our work. The second quarter 2020 increase in gross profit from our 50%-owned consolidated subsidiaries resulted in a greater percentage of our Heavy Civil gross profit. Consequently, the other operating expense increased by $1.8 million as a result of the higher amount of income-sharing expense.

Beginning in 2020, our income tax expense includes a noncash tax provision of approximately 21% of our taxable income, or approximately $6.4 million for the first six months of 2020. Our second quarter net income totaled $18.2 million or $0.65 a share, both more than doubled the second quarter of 2019 where we reported net income of $7.8 million or $0.29 per diluted share. Second quarter 2020 EBITDA also increased more than 2 times to $41.2 million from $15.3 million over the comparable 2019 period.

Slide 7 highlights the second quarter segments results. Heavy Civil revenues grew 10% in the second quarter, reflecting the increasing level of backlog over the prior year. Although our gross profit and margin increased during the 2020 period, operating margins declined by 1% or about $1.8 million, reflecting the additional members' interest I discussed earlier.

Additionally, the Heavy Civil segment was burned by higher additional costs associated with the COVID-19 virus. The increase in Specialty Services revenue and operating income primarily reflects the inclusion of Plateau in the 2020 quarterly results. Additionally, Plateau entered the second quarter with record backlog and experienced a poor weather in the first quarter, which pushed work in the second quarter of 2020. Both of these factors enhanced our second quarter 2020 revenue burn.

Second quarter 2020 Residential revenues exceeded our expectation as the COVID-19 revenue regulated impact was not as severe as our major Residential customers expected at the beginning of the second quarter. Additionally, our Houston market expansion continues to pick up steam. Houston accounted for 14% of the Residential second quarter 2020 completed slabs compared to 6% in the second quarter of 2019. The Houston ramp up in increasing scale has had a favorable impact on our operating income returns.

Now let's move to slide 8, which summarizes our cash flow generation and deleveraging strategy. [indiscernible] (00:05:18) the graph presents our deleveraging expectations. Beginning with the October 2019 Plateau acquisition and the five-year credit facility, our September 30, 2019, pro forma EBITDA coverage ratio was approximately 3.5 times. Based on our continued progress in executing the strategic actions to improve our base business results and our confidence in the quality of future Plateau cash flows, we were comfortable with the initial leverage ratio.

We set the objective to bring that coverage ratio down to 2.5 times by the end of 2021. The graph reflects where we are at to-date and our targets through the end of 2021. Importantly, only the scheduled funded debt payments are included in the computations for the period presented. The $75 million revolver which had availability of $55 million at the end of June 30, 2020, provides us with additional term loan prepayment flexibility.

Our confidence in our deleveraging strategy had been reinforced by the experience of three quarters of Plateau results together with Sterling's base business performance and our consolidated expectation. Examples supporting our confidence include: record backlog levels with increasing backlog margins; secondly, our first six months of 2020 performance exceeded our expectations, supporting an increase to our revenue and net income

guidance for the year. Importantly, the first two quarters to the year are our seasonally slowest quarters even without the challenges of managing through COVID-19 issues.

Next our EBITDA for the six months of 2020 totaled $61.5 million, an increase of $37 million over the 2019 period. In addition, our cash flow from operating activities for the first two quarters of 2020 totaled $52.3 million, an improvement of $56.6 million over the comparable 2019 period. Additionally, for the full year of 2020, we expect additional noncash expenses to total $25 million to $29 million, which consists of the utilization of our NOL, stock-based compensation and noncash interest expense.

And finally, moving to our balance sheet, our June 30, 2020, cash and cash equivalents totaled $71.6 million compared to $45.7 million at the beginning of 2020. Also please note we have added a modeling considerations slide to our second quarter 2020 investor deck to assist our stakeholders in understanding the key components of our cash flow.

Now I'll turn it back to Joe.

Joseph A. Cutillo

Chief Executive Officer & Director, Sterling Construction Co., Inc.

Thanks, Ron. I'll now pick up on slide 9. Again, I want to reiterate what a good quarter this was and how well the company is positioned for the future. Sometimes, the most challenging times bring the best out of teams and our second quarter was a perfect example of that. With our record backlog and record margins, we believe the Heavy Civil sector will remain consistent and on track for the remainder of the year.

With the rapid recovery of the Texas Residential market and the growth of our Houston expansion, we anticipate the Residential sector will remain strong throughout the balance of 2020 and could even exceed our full-year expectations, barring any significant changes in COVID-19 restrictions.

With the receivables increase in e-commerce activity along with the caliber of projects we're seeing in the design phase, we are confident the Specialty Service sector will fill any backlog gaps they have in the fourth quarter and finish the year strong. The tailwinds from our first half performance coupled with the current market conditions have enabled us to increase our full-year guidance on slide 10.

For the full year, we expect revenues to be between $1.415 billion and $1.430 billion. We anticipate our net income to increase 73% over 2019 to a midpoint of $42.5 million, and the midpoint of our adjusted diluted EPS to be $1.52. This guidance demonstrates truly amazing performance in some very challenging times, and once again is a tribute to the caliber of our people and the strength of our strategy.

With that, I'd like to turn it over for questions.

QUESTION AND ANSWER SECTION

Operator: The floor is now open for questions. [Operator Instructions] Our first question is coming from Brent Thielman of D.A. Davidson. Please go ahead.

Brent Thielman
Analyst, D. A. Davidson & Co.

Q

Hey. Thanks. Good morning. Congratulations on a great quarter.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

Thanks.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

Thanks.

Brent Thielman
Analyst, D. A. Davidson & Co.

Q

Joe or Ron, just kind of looking at the outlook for the remaining quarters of the year. Well, I'll just get right to it. I mean, it seems like it set the pretty low bar out to what you just did in the second quarter heading in to your seasonally stronger third quarter. I guess, outside of Residential, I know you have less visibility, what are the sort of variables we need to consider in that outlook?

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

Yeah. What we've done is we've got – the Heavy Civil is, as you know, the backlog is there. It's locked and loaded and it's going to be pretty consistent. The only thing that's going to swing that anyway is if maybe a project or two starts a little earlier than we anticipate. But you're not going to see a lot of fluctuation in that. Anything we win for the rest of the year really is going to hit 2021.

When you talk about the Specialty Service sector and Plateau, I mean, they just – they had an amazing second quarter, and they will have a very good third quarter. But they had a little bit of tailwinds from some work that was pushed out of the first quarter with rain, that they were able to make that up plus do what they anticipated in the second quarter.

So we think they're going to have a very strong finish. And we've built them in to kind of hit their original plan for the back half of the year. I will tell you, if there are some nice projects out there and they've got much quicker turn than the Heavy Civil side, they will still book and build projects in this year. If they're going to hit one or two of those towards the back half, we can see upside to that business. But right now, we've got a little bit of a gap in the fourth quarter. We feel very confident in what we've got from backlog to get us to where we need to be and finish the year real strong.

On the Residential front, we're letting them run out. It's the kind of the current days for the rest of the year. And we're not anticipating and we're certainly hoping that we don't see any further COVID-19 restrictions and that that market remains like it is.

So second quarter was a barn burner. I'd like to tell you we can do two more of those, but the reality is that would be pretty challenging for us. So we'll have a very, very strong back half of the year. And if Residential picks up a little more and we win one or two jobs in the Specialty Service side, then we may even have the high end or some upside.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

Yeah. It's interesting when you think about the strengths of the strategic moves and you have a absolute full pedal down to the metal and at capacity, if you will, pretty darn close for Plateau, it really moves the needle. But you've got to remember, $10 million, just an example, $10 million less Plateau revenue needs 30-some million dollars of Heavy Civil revenue to make up for it. So, yeah, we've got some revenue ramp but it takes a fair amount to make up for such a powerful second quarter. So hopefully, we got all cylinders going again but we got some work to do to get there.

Brent Thielman
Analyst, D. A. Davidson & Co.
Q

Okay. And, yeah, I guess to follow on that, I mean, these are the best margins in Specialty or Plateau since you've owned it. I'm just wondering how this sort of compares to the expectations you have going forward for the business.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.
A

Yeah. The margins are where we anticipated and where we'd anticipate them to stay. But revenue side was a little higher than we anticipated in the quarter. But we feel good about the margins where they were, and that would be our general expectation as we go forward.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

And I think you'll see the same seasonal trends that we expected with the slowest quarter generally being the first, similar to our Heavy Civil business, followed by the fourth and then the second and third being the strongest just because of the weather patterns of summer and things like that. So, so far, no surprises in hitting the mark we thought that we brought them at.

Brent Thielman
Analyst, D. A. Davidson & Co.
Q

Okay. And then on Residential, it looks like existing business is really ramping up. Just wondering in terms of profitability whether that's nearing the DFW business, kind of where those margins sit today relative to the [indiscernible] (00:25:57).

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.
A

Yeah. A couple of things and then I'll let Ron to give you some more details on the margins. But we're really pleasantly surprised, not only with our internal ramp-up but the Houston market actually recovered a little quicker than the Dallas market. It didn't dip quite as far as the Dallas market in May. So that's been very nice. The Houston market now is number two and it's catching Dallas, and we think could very quickly pass the Dallas market. So our timing is perfect.

With the increased volume, we saw significant improvements in margin in the Houston market in the quarter. We're still not up to the Dallas margins. More critical volume and more resources and those sort of things will ultimately get us closer to those margins. But we're very happy with the margins that we got out of Houston relative to before.

Ron, do you want to add anything to that?

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

Yeah. And I think we've reached equilibrium on the average price of the slab. If you recall, last couple of years, we saw a pretty significant move to first homebuyers, which of course, equates to smaller home, smaller footprint, less concrete in the slab. That pretty much has leveled off. So we hope to have some better comparability prospectively. So the average price was revenue from a slab was within 1% in the both first and second quarter.

And your total slab count was up close to 8%. So the volumes there, we just got to do 8% more work to get the bigger footprint revenue side. But I think that growth is really as planned, if you think about it. So without that, we would not have had – without the expansion to use – to diversify our revenue, we would not have had an up quarter in that businesses.

Brent Thielman
Analyst, D. A. Davidson & Co.

Q

Okay. And just lastly, guys, I guess, for the rest of the year, can we still expect you can at least free cash flow your net income like you have in the first half? There's no pull forward or anything like that in the quarter?

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

No. I think the quarter was pretty normal. I would expect kind of that pretty darn close to operating income as easiest thing to look at. And we're still in the same range [ph] to bit of a (00:28:20) larger range in the EBITDA side, so nothing too crazy in there seasonality-wise.

Brent Thielman
Analyst, D. A. Davidson & Co.

Q

Okay. Great. Thank you. Great job.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

Thanks.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

Thanks.

Operator: Thank you. Our next question is coming from Sean Eastman of KeyBanc Capital Markets. Please go ahead.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.

Q

Hi, gentlemen. Compliments to the team, nice work this quarter.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

Thank you.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.

Q

So you've touched on this a little bit, Joe, but last quarter you had talked about this dynamic in Specialty where there is some book-and-burn work in the second half, some sort of capacity in the second half that would need to get filled up. Sounds like a word activity really picked up exiting the second quarter. But I just wanted to touch on how that dynamic is shaping up relative to maybe some of the concerns around some of the more speculative projects that Plateau is kind of pursuing. Any update around that dynamic would be great.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

Yeah. Yeah. So the great news is when we were talking kind of early in mid-quarter, we still had gaps in the third and fourth quarter. Third quarter is booked. It's full...

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

For Plateau.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

...for Plateau.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

Yeah.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

And we've got a small gap in the fourth quarter, but we're reflecting that in our numbers. But we have seen the activity pick back up. We had a lot of folks that we're at – what I'll call the two-yard line and the five-yard line, and stuff just went to a stop, right? But as we got towards the end of June, certainly, as we're in July, we saw that activity pick back up. It looks like it's back on a normal pace.

Not only are we seeing a lot of project activity, we're seeing some very, very good projects out there that we're actively working on. And if it goes back to normal, which we think it is, we should see some of those hit in the third and fourth quarter. And not only position us for a great finish for the year, but that team is very bullish on 2021 and the outlook as we go into it.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

The one soft area we see this little bit of recovery in is the multifamily housing, which is not a large part of our business, but remains less active than certainly the Residential home side of it.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.
A

Yeah. And the multifamily piece in the commercial side of the business, I would say, up until about two to three weeks ago, we had really seen very little activity and are just starting to see that pick up with this.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.
Q

Got it. That's helpful. And then Residential, clearly, market trough and recovery has shaped up better than expected. I just wanted to check back in on the pricing discussions. How are those dynamics running with sort of the recovery? Are you started to recover some of those concessions you might have been seeing in there.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.
A

Yeah, we are. We are. It actually shows – as we talk about shifting the business and growing in adjacent markets and going to customers where we can add value and value the services and value proposition we provide, I think this is yet another very good example of the difference between the Residential world where we are very, very close with our top four, five customers which are the top four, five biggest builders in the country, and also in the Plateau side with their end markets.

But if we gave price concessions in the heavy highway market, we would have about zero chance of ever recovering that. In the Residential world there was a really interesting experience we went through and is really a tribute to the quality of our customers, forget us for a minute. They came to us and said, hey, look, this is going to be a challenging time. We're not sure how bad it's going to get. We need some price concessions. We need to lower pricing to get inventory through et cetera, et cetera. And if the market comes back, we'll come back to you.

Almost like clockwork, when we saw the starts pick back up, one after another, builders came back to us all over about a two-week period and said, we're taking you back to your historical pricing, which is really, really nice to have customers that honor their word, and we help them through their tough times and they're there to help us get back to where we need.

So I would say as we go into the – when we got into the middle of July or so, we started to see pricing come back and we'll see that in the third quarter to some degree and then in the fourth quarter [ph] full out (00:33:33).

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.
Q

Okay. Got it. That's helpful. And then on the Heavy Civil margin side, we're a little lighter than we're modeling in the quarter. There is this members' interest dynamic that maybe you could talk us through over the balance of the year and how to think about margins in this business long term...

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

I'll let Ron go through it.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.

Q

...this COVID-19 cost dynamic as well, it would be helpful to touch on in terms of the go-forward.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

Sure. I'll let Ron get into the details. At a high level or actually on the gross margin level, our margins were better. This is one of the complications of our 50-50 ventures. The good news is they performed better than they have historically have. Unfortunately, we have to share half of that, so it comes out of the bottom line.

Ron, you want to explain that a little more?

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

Sure. So our – we have some nice projects going on at our Nevada/Hawaii and other island business. So they've had a great first half. So the good news is we have more expense, believe it or not. So what that means is, if you do the math, $1.8 million incremental sharing. They're both 50-50 entities, which meant that the gross profit from the collective two entities increased by $3.6 million. Half of that we give back.

So that's just a mixed item in the second quarter. Obviously, there's a pretty good sized ramp coming up in the second and third quarters just because that's our big business for our other Heavy Civil businesses. So while the 50-50s will continue to have a strong year, it'll be diluted a little bit from how it was noticeable in the first quarter. So as part of our slide on modeling considerations, we actually have increased. Our original estimate for the 50-50 sharing for both that and the earn-out in total was $11 million to $12 million for the full year. That's sort of the – so that would be the other operating expense total.

We now provide some outlook. It says could be $14 million to $16 million. As you can tell, most of that increase reoccurred in the first half year. So I think the point is the balance of the year will be relatively consistent with the past.

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc.

Q

Got it. Okay. Great. And just lastly for me, guys. Just want to make sure I understand – good disclosures on the kind of free cash flow modeling. But maybe just to make sure I'm reading the EBITDA to operating cash flow bridge correctly. I think the noncash items are clear. But the one piece that kind of confuses us is the tax part. So just trying to understand just that EBITDA to operating cash flow and make sure we got that kind of understood correctly.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc. A

Sure. So as you recall, at the end of the year – I hear about this every now and then that our core competence for many years was generating NOLs. But the good news is we started using those NOLs. So the accounting requirements after you have a sustained profitable past requires you to put that asset on the books. We wrote it off probably five or seven years ago.

So in the fourth quarter, we have a bunch of noncash income coming from putting that NOL asset on our book. It's basically a receivable for the future. So we will be providing and had to provide in the first half just over an effective tax rate of 28%. And 21% of that number is federal income taxes. We will pay no federal income taxes in 2020. So that's the number I've mentioned in the script, a little over $6 million of tax provision that will not be cash.

The cash portion of it which is, give or take, close to $5 million – plus or minus $5 million for the full year, is all state income taxes, which we paid almost nothing in the first half in cash, primarily because of the US Government and the Federal Government – and the states following the US Government, I should say, at delaying the payment of prior years' taxes due in the first two quarters of estimates.

So we paid a fair amount of cash out, about half of that $5 million beginning in the third quarter. But the only cash is that $5 million, give or take, for the year, of which probably $3 million of it plus will be in Qs three and the balance in Q4. Before that, we had about some $200,000 of cash payments in the first half.

So that's probably the largest of the strange one, and then the other one that is the noncash side is stock-based compensation. That is pretty much pro rata with income. So that shouldn't have any whipping factor in it by pluses and minuses. And that number is expected to be, I think, the range that we have in the back is $10 million to $12 million for the full year. About half is in the first half...

Sean D. Eastman
Analyst, KeyBanc Capital Markets, Inc. Q

Okay. Great. All super helpful responses, and congrats again on a good job this quarter. Thanks, guys.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc. A

Thanks.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc. A

Thanks, Sean.

Operator: Thank you. Our next question is coming from Gerry Heffernan of Walthausen. Please go ahead.

Gerard Splane Edward Heffernan
Analyst, Walthausen & Co. LLC Q

Hey. Good morning, gentlemen. Thank you very much for – and I guess all your employees for such a great report here.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.
A

Thanks, Gerry.

Gerard Splane Edward Heffernan
Analyst, Walthausen & Co. LLC
Q

I just want to go through a couple of things here just for the purpose of clarity. On slide 8, you show the forward-looking EBITDA and the debt coverage ratio. You show [ph] as current (00:39:53) 3.2 leverage point. But I think to get that you need to use some different numbers for the third quarter and fourth quarter in 2019 to get the proper trailing 12-month because you used some – you used pro forma numbers with Plateau in there. And could you just give us those numbers so everybody is clear as to how you're coming to the 3.2?

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

Sure. These are all forward-looking EBITDA ratios. So at the beginning of the year, EBITDA range, which hasn't changed by the way, EBITDA range for 2020 was $125 million to $135 million, so we used the midpoint in all those calculations. So what we've done – so beginning of the year is pretty easy. Total funded debt divided by $130 million is – rounds to that 3.5 or just a little under it at start of the year.

And what we've done going forward is a modest increase. As we look forward, we continue to use the $125 million, $130 million average, I'll call it, for the full year and we have a modest 2% or 3% increase in our estimated EBITDA in the out years – in the out quarters. So, basically, it's still in that $125 million to $135 million range and our total fund to debt – total long term and current debt is what we're using. So that math should work.

Gerard Splane Edward Heffernan
Analyst, Walthausen & Co. LLC
Q

Okay. I get that. I guess I was honing in on the 06/30/2020 actual to get the EBITDA – last 12-month EBITDA number for the actual number there.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

Yeah. I can give you that. It's not what the calculation's based upon. It's forward-looking EBITDA, but I'd have to dig that out so that I can give you that.

Gerard Splane Edward Heffernan
Analyst, Walthausen & Co. LLC
Q

Okay. That's fine. When I saw actual, I thought it would be using the actual EBITDA.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

No. Always forward-looking.

Gerard Splane Edward Heffernan
Analyst, Walthausen & Co. LLC
Q

Okay. In the first quarter, we talked about there were certainly a lot of concern in what COVID-19 was going to bring in a – you spoke to CapEx coming down to a $15 million-$25 million range from a $25 million to $30 million

stated at the end of 2019. I think we're at $14.6 million so far. Do you have a new number for where you foresee CapEx for the year?

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

We do. We went back to the $25 million to $30 million net number. So that's really the two biggest components are there, about half each is – about half – a little over half of that is Plateau. Their volume is requiring some more CapEx or pretty much going back to our original expectations. Just with the support of their quarter and just the volume of work happening, they immediately work.

So as we went into a huddle going forward and uncertainty, we put in measures to control CapEx that wasn't critical, and frankly, expected some downside revenue side in the back half of the year. With the performance of the second quarter and looking at the third now and the visibility we have, particularly on the Plateau side and the Heavy Civil side, we're back at what we originally started the year looking at. So it's back to the $25 million to $30 million net spend on CapEx. 80% of that is equipment refreshing, if you will.

Gerard Splane Edward Heffernan
Analyst, Walthausen & Co. LLC
Q

Okay. Great. Again, going back to the fourth quarter year-end period, we talked about two large design build projects, the JV projects, they were being – having a delayed start. Are those projects that are cranking out revenues now that we're talking about with the additional – the way the operating margin looks lower because of the number of payments to the JV partners?

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.
A

Yeah. The JV work or the big contract work is four of them, will start being noticeable in Q3. We had some revenue in there but not a huge number. So going – we have one included in our record backlog or combined backlog or unsigned is one project, about $200 million of that $400 million-plus, almost $500 million of unsigned. That project we've gotten some releases on, about somewhere in the $25 million to $40 million. So we're doing some early work, but not at a pace that we had thought.

So that is pushing towards the end of the year, which is fine because the other three projects, one is going full speed. It has been going full speed. The other two are ramping up as we speak. Second quarter it started. Third quarter, it will almost get to a run rate by the beginning of the fourth quarter, sort of the plan for those other two.

Gerard Splane Edward Heffernan
Analyst, Walthausen & Co. LLC
Q

Okay. Great. And just a last question here just to a some backup checking here in the fourth [indiscernible] (00:45:21)

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.
A

Gerry, are you there?

Gerard Splane Edward Heffernan
Analyst, Walthausen & Co. LLC
Q

...difficulties in.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

Hey, Gerry. Could you repeat that? We lost you. We lost you for a minute.

Gerard Splane Edward Heffernan
Analyst, Walthausen & Co. LLC

Q

Sure. I'm sorry. Yeah, I'm hearing some cracks in my side, too. Fourth quarter, we talked about a bridge project in Texas where you were happy that you had finally gotten to some agreements on how to handle future design changes and buildings and things like that. Just wanted to hear how that was going, if all the efforts to come to agreement is playing out the way you had hoped it would?

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

Yeah. We came to all the agreements and everything at year end and got the cash. I think it was late in the year or early this year.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

[ph] Fourth (00:46:08) quarter, something...

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

We're still continuing to build those. One of the first bridge will be done kind of early – well, actually, two of them will be done in early January. And the third one will be done in June of next year. The first bridge is pretty much right on schedule. The second two are running a little ahead of schedule at this point in time. So we continue to plug through that project.

Gerard Splane Edward Heffernan
Analyst, Walthausen & Co. LLC

Q

Great. Great. I mean, everything else looks great here. Thank you for all the work you did. And thank you for the appendix, some more good information in there.

Joseph A. Cutillo
Chief Executive Officer & Director, Sterling Construction Co., Inc.

A

Thank you.

Ronald A. Ballschmiede
Executive Vice President, Chief Financial Officer, Chief Accounting Officer & Treasurer, Sterling Construction Co., Inc.

A

Hopefully, it's helpful. A lot of moving pieces, as Joe mentioned, we're not the simplest organization you ever want to run into, so we're trying to help.

Gerard Splane Edward Heffernan
Analyst, Walthausen & Co. LLC

Q

Okay.

Operator: Thank you. At this time, I'd like to turn the floor back over to Mr. Cutillo for closing comments.

Joseph A. Cutillo

Chief Executive Officer & Director, Sterling Construction Co., Inc.

Thanks, Dana, and thank everyone else. I'd like to thank everyone, again, for joining today's call. If you have any follow-up questions or wish to schedule a call, please refer to the information provided in the press release associated with our Investor Relations group at Sterling or our partners at the equity group. I hope everybody has a great day. And thank you, again, for participating.

Operator: Ladies and gentlemen, thank you for your participation. This concludes today's event. You may disconnect or log off the webcast at this time, and have a wonderful day.